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                           JOHNSTON INDUSTRIES, INC.
          EXHIBIT 11 - Statement of Computation of Per Share Earnings


                                                                   For the Three
                                                                   Months Ended
                                                                   September 30
                                                                   ------------
                                                               1995             1994
                                                               ----             ----
The weighted average number of common and common
 share equivalents are as follows:
Weighted average common shares outstanding                  10,564,979       10,678,179
Shares issued from assumed exercise of non-
 qualified stock options (1)                                       -0-           87,852
                                                            ----------       ----------
Weighted average number of shares outstanding,
 as adjusted                                                10,564,979       10,766,031
                                                            ==========       ==========



Note:
(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options. Due to the fact the Company had a loss for the three months ended September 30, 1995, the options were excluded from the weighted average number of shares outstanding in accordance with generally accepted accounting priniciples.




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